Exhibit 10.17

STORAGE SERVICES AGREEMENT

THIS STORAGE SERVICES AGREEMENT (this “Agreement”) is dated as of September 24, 2012, by and between MPLX Terminal and Storage LLC (“MTS”), a Delaware limited liability company, with offices at 200 E. Hardin Street, Findlay, Ohio 48540 and MARATHON PETROLEUM COMPANY LP (“MPC”), a Delaware limited partnership, with offices at 539 South Main Street, Findlay, Ohio 45840, both referred to jointly as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, MTS owns and operates a butane storage cavern, including associated pumps, piping and related equipment, located in Neal, West Virginia (the “Cavern”) to receive, store and re-deliver butane and refined petroleum product and other hydrocarbon-based product (the “Product”);

WHEREAS, MPC desires MTS to provide storage services with respect to 1,000,000 Barrels of MPC’s Product (collectively, the “Commitment”); and

WHEREAS, MTS and MPC desire to enter into this Agreement, subject to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Parties hereby agree as follows:

1. DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“Barrel” means 42 U.S. gallons measured at 60 degrees Fahrenheit.

“Cavern” has the meaning set forth in the Recitals.

“Cavern Bottoms” means the Product at or below the pump level of the Cavern that cannot be removed or redelivered out of the Cavern under normal operating conditions. This volume is estimated at 40,000 Barrels.

“Commitment” has the meaning set forth in the Recitals.

“Confidential Information” means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a receiving Party can show (a) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (b) has been furnished or made known to the receiving Party without any obligation to keep it confidential by a third party under circumstances which are not known to the receiving Party to involve a breach of the third party’s obligations to a Party or (c) was developed independently of information furnished or made available to the receiving Party as contemplated under this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Current Rate” is determined pursuant to Section 4.1.

“Day” means a period of twenty-four (24) consecutive hours commencing 12:00 a.m., local Neal, West Virginia time, or such other period upon which the Parties may agree.

“Effective Date” has the meaning set forth in Section 3.

“Force Majeure” means acts of God, fires, floods, storms; compliance with orders of courts or Governmental Authorities; explosions, wars, terrorist acts, riots, strikes, lockouts or other industrial disturbances; accidental disruption of service; breakdown of machinery, storage tanks or pipelines and inability to obtain or unavoidable delays in obtaining material or equipment; and similar events or circumstances that prevent a Party’s ability to perform its obligations under this Agreement, so long as such events or circumstances are beyond the Party’s reasonable control and could not have been prevented by the Party’s due diligence; provided, however, that a Party’s failure to pay any amounts due hereunder shall not constitute an event of Force Majeure.

“Force Majeure Notice” has the meaning set forth in Section 15.

“Force Majeure Period” has the meaning set forth in Section 15.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Losses” has the meaning set forth in Section 13.1.

“MPC” has the meaning set forth in the Preamble.

“MTS” has the meaning set forth in the Preamble.

“Month” means the period commencing on the Effective Date and ending on the last Day of the calendar month in which service begins and each successive calendar month thereafter.

“Notice Period” has the meaning set forth in Section 15.

“Operating Procedures” has the meaning set forth in Section 9.

“Partnership Change of Control” means Marathon Petroleum Corporation ceases to Control the general partner of MPLX LP.

“Person” means any natural person, estate, firm, association, joint stock company, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Product” has the meaning set forth in the Recitals.

“Representatives” has the meaning set forth in Section 19.1.

“Storage and Transportation Fee” has the meaning set forth in Section 4.1.

“Taxes” has the meaning set forth in Section 10.

“Term” has the meaning set forth in Section 3.

“Termination Notice” has the meaning set forth in Section 15.

2. STORAGE COMMITMENT

Subject to the terms and conditions of this Agreement, during the Term, MTS shall store, up to the Commitment, all Product tendered by MPC in the Cavern.

3. TERM

This Agreement shall commence on October 1, 2012 (the “Effective Date”) and shall continue through December 31, 2022 (the “Term”).

4. STORAGE AND TRANSPORTATION FEE

4.1 Storage and Transportation Fee. MPC shall pay a monthly fee (the “Storage and Transportation Fee”), for storage and transportation services, including pumping services and services utilizing the piping associated with the Cavern equal to (a) the Current Rate multiplied by (b) the Commitment; provided, however, that the fee owed during the Month in which the Effective Date occurs shall be prorated in accordance with the ratio of (i) the number of Days in such Month during which this Agreement is effective to (ii) the total number of Days in such Month. The initial Current Rate shall be $1.25 per Barrel. On January 1, 2014 and annually thereafter, the Current Rate shall be increased (but not decreased) by the same percentage, if any, equal to any upward change in the Producer Price Index for Finished Goods, as reported by the U.S. Bureau of Labor Statistics, during the preceding year. Each month during the Term, MTS shall issue an invoice to MPC for amounts due for the preceding month, and payment shall be due and payable within fifteen (15) Days from the date of invoice. Any past due amounts owed by MPC to MTS shall accrue interest, payable on demand, at the rate of eight percent (8%) per annum from the due date of the payment through the actual date of payment.

4.2 Adjustments to the Commitment. The Commitment will be decreased due to any of the following:

(a)	With respect to any period in which MTS is required to provide any of the Cavern’s capacity to any third party in order to comply with any Applicable Law, the Commitment shall be reduced to equal the volume of capacity in the Cavern that is available for MPC’s use during such period;

(b)	With respect to any period in which MTS is unable to provide storage services with respect to the entire Commitment due to the occurrence of a Force Majeure event, then the Commitment shall be reduced to equal the volume of capacity in the Cavern that is available for MPC’s use during the period of such Force Majeure event;

(c)	With respect to any period in which MTS is unable to provide storage services with respect to the entire Commitment due to MTS’s repair or maintenance activities, then the Commitment shall be reduced to equal the volume of capacity in the Cavern that is available for MPC’s use during the period of any such repair or maintenance activity; and

(d)	With respect to any period in which MTS is unable to provide storage services with respect to the entire Commitment due to structural changes in the Cavern, then MPC’s obligations shall be reduced to equal the volume of capacity in the Cavern that is available for MPC’s use following such structural changes.

If the Commitment is reduced in accordance with this Section 4.2, then the Storage and Transportation Fee for any Month containing any portion of the period in which such reduction is in effect will be calculated based upon the average Commitment in effect during such Month.

4.3 Reimbursement by MPC.

(a)	In addition to MPC’s obligation to pay the Storage and Transportation Fee pursuant to Section 4.1, MPC shall reimburse MTS for, or MTS shall be entitled to increase the Current Rate by, an amount sufficient to cover the following:

(i)	MPC’s proportionate share of the costs of complying with any new Applicable Laws or regulations that affect the storage services provided to MPC under this Agreement if, after MTS has made efforts to mitigate the effect of such Applicable Laws or regulations, such new Applicable Laws and regulations require MTS to make additional capital expenditures. The Parties will negotiate in good faith to agree on the amount of any reimbursement or corresponding increase in the Current Rate;

(ii)	actual costs of any capital expenditures MTS agrees to make at MPC’s request; and

(iii)	the amount of any Taxes incurred by MTS as described in Section 10.

(b)	Any such reimbursement or increase in the Current Rate shall be reflected in one or more invoices delivered pursuant to Section 4.1.

5. CAPABILITIES OF FACILITIES

5.1 Service Interruptions. MTS shall use reasonable commercial efforts to minimize the interruption of service at the Cavern. MTS shall promptly inform MPC’s operational personnel of any anticipated partial or complete interruption of service at the Cavern, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions MTS is taking to resume full operations; provided, however, that MTS shall not have any liability for any failure to notify, or delay in notifying, MPC of any such matters except to the extent MPC has been materially prejudiced or damaged by such failure or delay.

5.2 Maintenance and Repair Standards. Subject to Force Majeure and interruptions for routine repair and maintenance consistent with customary storage cavern industry standards, MTS shall maintain the Cavern in a condition and with a capacity sufficient to store the Commitment.

6. SCHEDULING

All scheduling of Product delivery into and redelivery out of the Cavern will be made pursuant to MTS’s current procedures and operation schedules.

7. SERVICES; VOLUME LOSSES

7.1 Services. The services provided by MTS pursuant to this Agreement shall only consist of receipt, delivery, redelivery and storage of the Product at the Cavern, including pumping services and services utilizing the piping associated with the Cavern.

7.2 Volume Losses. MTS shall have no obligation to measure volume gains and losses and shall have no liability whatsoever for physical Losses that may result from the storage of Product at the Cavern. MPC will bear any volume Losses that may result from the storage of Product at the Cavern.

8. CUSTODY, TRANSFER AND TITLE

While MTS shall have physical custody of MPC’s Product while in storage at the Cavern, at no time shall MTS acquire or be deemed to acquire title to Product (other than any Cavern Bottoms purchased by MTS pursuant to Section 14.2). MPC hereby warrants that it shall have good title to and the right to deliver, store and receive Product pursuant to the terms of this Agreement. MPC acknowledges that, notwithstanding anything to the contrary contained in this Agreement, MPC acquires no right, title or interest in or to the Cavern, except the right to deliver, receive and store Product in the Cavern as set forth herein. MTS shall retain ownership and operational control of the Cavern at all times.

9. OPERATING PROCEDURES

9.1 Operating Procedures for MPC. In any applicable case in connection with MTS’s operation of the Cavern, MPC hereby agrees to be subject to the direction of MTS and to strictly abide by any and all Applicable Laws and MTS’s rules and procedures relating to MTS’s operation and use of the Cavern that generally apply to MTS’s receipt, delivery, redelivery and storage of Product in the Cavern (collectively, the “Operating Procedures”).

9.2 Operating Procedures for MTS. MTS shall direct and carry out the handling of Product at the Cavern in accordance with the Operating Procedures.

10. TAXES

MPC shall pay or cause to be paid all taxes, levies, royalties, assessments, fees, charges, surcharges and sums due of any nature whatsoever (other than income taxes, gross receipt taxes, property or ad valorem taxes and similar taxes) imposed by any federal, state or local governmental authority (collectively, “Taxes”) that MTS incurs in connection with the services provided by MTS under this Agreement. If MTS is required to pay any of the foregoing, MPC shall promptly reimburse MTS in accordance with the payment terms set forth in this Agreement.

11. COMPLIANCE WITH LAW AND GOVERNMENT REGULATIONS

11.1 Compliance with Law. MPC hereby certifies that none of the Product covered by this Agreement was or will be derived from crude petroleum, petrochemicals, or natural gas that was produced, refined or withdrawn from storage in violation of any Applicable Law.

11.2 Licenses and Permits. MTS shall maintain all necessary licenses and permits for the ownership and operation of the Cavern.

11.3 Applicable Law. Each Party shall comply with all Applicable Laws associated with such Party’s respective performance hereunder and the operation of such Party’s facilities.

11.4 New or Changed Applicable Law. If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement and which has a material adverse economic impact upon a Party, then either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement with respect to future performance. The Parties shall then meet and negotiate in good faith amendments to this Agreement that will conform this Agreement to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.

12. LIMITATION ON LIABILITY

Notwithstanding anything to the contrary contained herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, special, indirect, punitive or exemplary damages, or for loss of profits or revenues (collectively referred to as “special damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, tort, or strict liability; provided that the foregoing limitation is not intended and shall not affect damages imposed in favor of any third party not affiliated with a Party to this Agreement.

13. INDEMNIFICATION

13.1 Notwithstanding anything else contained in this Agreement (other than Section 12), MTS shall defend, indemnify, and hold harmless MPC and each of its respective Affiliates, officers, directors, managers, shareholders, agents, employees, successors-in-interest, and assignees from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) (collectively, “Losses”) for or relating to (i) personal or bodily injury to, or death of the employees of MPC and, as applicable, its customers, representatives, and agents, (ii) loss of or damage to any property, products, material, and/or equipment belonging to MPC and, as applicable, its customers, representatives, and agents, and each of their respective Affiliates, contractors, and subcontractors (except for any volume losses of Product), (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for any volume losses of Product), and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the acts and omissions of MTS or its employees, representatives or agents in connection with the ownership or operation of the Cavern and the services provided hereunder; and (iv) any Losses incurred by MPC due to a breach of this Agreement by MTS, or, as applicable, its customers (other than MPC), representatives and agents; PROVIDED, HOWEVER, THAT MTS SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS MPC FROM AND AGAINST ANY LOSSES TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF MPC.

13.2 Notwithstanding anything else contained in this Agreement (other than Section 12), MPC shall defend, indemnify, and hold harmless MTS and each of its respective Affiliates, officers, directors, managers, shareholders, agents, employees, successors-in-interest, and assignees from and against any and all Losses for or relating to (i) personal or bodily injury to, or death of the employees of MTS and, as applicable, its customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to MTS and, as applicable, its customers, representatives, and agents, and each of their respective Affiliates, contractors, and subcontractors; (iii) loss of or damage to any other property, products, material, and/or equipment of any other description, and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the acts and omissions of MPC or its employees, representatives or agents, in connection with MPC’s use of the Cavern and the services provided hereunder and MPC’s Product stored hereunder; and (iv) any Losses incurred by MTS due to a breach of this Agreement by MPC, or, as applicable, its carriers, customers, representatives and agents; PROVIDED, HOWEVER, THAT MPC SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS MTS FROM AND AGAINST ANY LOSSES TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF MTS.

14. DEFAULT AND TERMINATION

14.1 Termination for Default. A Party shall be in default under this Agreement if:

(a)	the Party materially breaches any provision of this Agreement and such breach is not cured within fifteen (15) Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party; provided however, that if such breach is not capable of being cured within fifteen (15) Days but the defaulting party promptly commences and diligently prosecutes such cure, then such cure period will be extended for up to an additional ninety (90) Days; or

(b)	the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it, (B) makes general assignment for the benefit of creditors, (C) otherwise becomes bankrupt or insolvent (however evidenced) or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.

If a Party is in default as described above, then the other Party may: (i) terminate this Agreement upon notice to the defaulting Party; (ii) withhold any payments due to the defaulting Party under this Agreement; (iii) suspend the performance of its obligations hereunder; and/or (iv) pursue any other remedy at law or in equity.

14.2 Obligations at Termination. Upon the expiration or termination of this Agreement, (a) MPC shall promptly take delivery of all of its Product, except the Cavern Bottoms, from the Cavern and (b) MTS shall pay MPC for the value of the Cavern Bottoms, in either case within thirty (30) Days of such termination or expiration. In the event MPC does not take delivery of all of the Product, except the Cavern Bottoms, within such thirty (30) Day period, MPC shall be assessed a Monthly holdover storage fee on all Product, except the Cavern Bottoms, held in storage more than thirty (30) Days beyond the termination or expiration of this Agreement until such time the entire volume of MPC’s Product, except the Cavern Bottoms, is removed from the Cavern. The Monthly holdover storage fee, if any, will be calculated on the same basis as the Storage and Transportation Fee; provided, however, that the Commitment will be reduced by a volume equal to the Cavern Bottoms.

15. FORCE MAJEURE

As soon as possible upon the occurrence of a Force Majeure, MTS shall provide MPC with written notice of the occurrence of such Force Majeure (a “Force Majeure Notice”). MTS shall identify in such Force Majeure Notice the approximate length of time that MTS believes in good faith such Force Majeure shall continue (the “Force Majeure Period”). If MTS advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive Months, then, at any time after MTS delivers such Force Majeure Notice, either Party may terminate this Agreement upon delivery of a written notice to the Other Party (a “Termination Notice”) twelve (12) Months (the “Notice Period”) after receipt of such notice Termination Notice; provided further, that such Termination Notice shall be deemed canceled and of no effect if the Force Majeure Period ends prior to the expiration of Notice Period. For the avoidance of doubt, neither Party may exercise its right under this Section 15 to terminate this Agreement as a result of a Force Majeure event if the Cavern’s ability to store the Commitment has been unaffected by the applicable Force Majeure event.

16. ASSIGNMENT; PARTNERSHIP CHANGE IN CONTROL

16.1 Assignment. Neither Party may assign its rights under this Agreement without prior written consent from the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign its rights under this Agreement to a successor-in-interest resulting from any merger, reorganization, consolidation or as part of a sale of all or substantially all of such Party’s assets. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of both Parties.

16.2 Partnership Change in Control. MPC’s obligations hereunder shall not terminate in connection with a Partnership Change of Control. MTS shall provide MPC with notice of any Partnership Change of Control at least sixty (60) Days prior to the effective date thereof.

17. INSURANCE

During the Term, MTS shall maintain, at its expense, property and liability insurance coverage or self-insurance retentions that are, in its good faith judgment, commercially reasonable and otherwise adequate for its ownership and operation of the Cavern.

18. NOTICE

Any notice, statement or invoice provided for in this Agreement shall be in writing and shall be considered as having been delivered if hand-carried, transmitted via facsimile or email, or mailed by United States mail, postage prepaid, to the following, respectively:

MTS:

Name:	MPLX Terminal and Storage LLC
200 E. Hardin Street
Findlay, OH 45840
Attention:	President
Fax:	(419) 421-2503
Email:	brmckain@marathonpetroleum.com

MPC:

Name:	Marathon Petroleum Company LP
539 S. Main Street
Findlay, OH 45840
Attention:	General Counsel
Fax:	(419) 421-3124
Email:	jmwilder@marathonpetroleum.com

19. CONFIDENTIAL INFORMATION

19.1 Confidentiality.

(a)	From and after the Effective Date, each Party shall hold, and shall cause its Affiliates and its and their respective directors, managers, officers, employees, agents, consultants, advisors, contractors, and other representatives (collectively, “Representatives”) to hold all Confidential Information of the other Party in strict confidence, with at least the same degree of care that applies to such Party’s confidential and proprietary information and shall not use such Confidential Information except in connection with its performance or acceptance of services hereunder and shall not release or disclose such Confidential Information to any other Person, except its Representatives. Each Party shall be responsible for any breach of this section by any of its Representatives.

(b)	If a Party receives a subpoena or other demand for disclosure of Confidential Information received from any other Party or must disclose to a Governmental Authority any Confidential Information received from such other Party in order to obtain or maintain any required governmental approval, the receiving Party shall, to the extent legally permissible, provide notice to the providing Party before disclosing such Confidential Information. Upon receipt of such notice, the providing Party shall promptly either seek an appropriate protective order, waive the receiving Party’s confidentiality obligations hereunder to the extent necessary to permit the receiving Party to respond to the demand, or otherwise fully satisfy the subpoena or demand or the requirements of the applicable Governmental Authority. If the receiving Party is legally compelled to disclose such Confidential Information or if the providing Party does not promptly respond as contemplated by this section, the receiving Party may disclose that portion of Confidential Information covered by the notice or demand.

(c)	Each Party acknowledges that the disclosing Party would not have an adequate remedy at law for the breach by the receiving Party of any one or more of the covenants contained in this Section 19 and agrees that, in the event of such breach, the disclosing Party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 19 and to enforce specifically the terms and provisions of this Section 19. Notwithstanding any other section hereof, the provisions of this Section 19 shall survive the termination of this Agreement.

20. MISCELLANEOUS

20.1 Modification; Waiver. This Agreement may be terminated, amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

20.2 Entire Agreement. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

20.3 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Ohio without giving effect to its conflict of laws principles that would require the application of the laws of another jurisdiction.

20.4 Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which constitute only one agreement. The signatures of all of the Parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or other electronic transmission is as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Parties.

20.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

20.6 No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

20.7 WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

MPLX Terminal and Storage LLC		Marathon Petroleum Company LP
By: MPC Investment LLC, its General Partner

By:	/s/ B.R. McKain	By:	/s/ G.R. Heminger
Name:	B. R. McKain	Name:	G. R. Heminger
Title:	President	Title:	President